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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

FEINSTEIN,              MICHAEL
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   (Last)               (First)                 (Middle)

801 SPRUCE STREET
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                                    (Street)

PHILADELPHIA,              PA                   19107
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

NOCOPI TECHNOLOGIES, INC. NNUP
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

MARCH 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                        Acting Chief Executive Officer
      --------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)

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
Common Stock                          3/6/2000       P                6,000       A     0.30       1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/16/2000      P               10,000       A     0.29       1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/17/2000      P               12,000       A     0.2975     1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/17/2000      P                6,000       A     0.27       1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/20/2000      P                2,000       A     0.29       1,098,000        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/20/2000      P               10,000       A     0.285      1,098,000        D
====================================================================================================================================

Notes: (1) By self, as Trustee of Pension Trust

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (over)
                                                                 SEC.1474 (3-99)

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (Continued)
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/21/2000      P               10,000       A     0.28       1,098,000        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/22/2000      P                2,500       A     0.285      1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/23/2000      P                2,000       A     0.275      1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/23/2000      P               11,000       A     0.27       1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/23/2000      P               18,000       A     0.275      1,098,000        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/24/2000      P                8,000       A     0.27       1,098,000        D
====================================================================================================================================

Notes: (1) By self, as Trustee of Pension Trust

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (over)
                                                                 SEC.1474 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================







              2.                      3.
              Date Exercisable and    Title and Amount of Securities
              Expiration Date         Underlying Derivative Security
              (Month/Day/Year         (Instr. 4)
                                                                                         5.
                                                                                         Ownership
                                                                                         Form of
1.                                                                      4.               Derivative
Title of                                                                Conversion or    Security:          6.
Derivative    Date       Expira-                           Amount or    Exercise Price   Direct (D)         Nature of Indirect
Security      Exer-      tion                Title         Number of    of Derivative    or Indirect (I)    Beneficial Ownership
(Instr. 4)    cisable    Date                              Shares       Security         (Instr. 5)         (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:




/s/ Thomas F. Hurley                                           May 1, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Thomas F. Hurley, as Agent for Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.